Exhibit 14.1

CODE OF ETHICS

Section 406 of the US Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules issued by the US Securities and Exchange Commission (“SEC”), request an SEC reporting company to disclose whether or not it has adopted a written code of ethics applicable to the company’s senior financial officers, including the company’s principal executive officer. This Code of Ethics (“Code”) has been adopted by Artificial Life, Inc and its subsidiaries (the “Company”) in accordance with these provisions. Furthermore the Company is required to disclose whether, during the financial year being reported, it has amended the Code or granted a waiver from any provision of the Code. It is not the Company’s intention to grant or permit waivers from the requirements of this Code.

The Company expects all of its employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by the Company policies and procedures adopted by the Company that govern the conduct of its employees.

Covered Officers

The Code is applicable to the Chief Executive Officer, the Chief Technology Officer, the Creative Director, the Global Controller, the Directors of Business Development, the Senior Manager, Finance and all Financial Directors/Chief Financial Officers of the Company and subsidiaries in all regions.

For the purposes of the Code, employees from time to time holding any of the above positions shall be a Covered Officer.

Requirements

Each Covered Officer must:

•	Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Act with integrity, including being honest and candid while still maintaining the confidentiality of Company information where required or in the Company’s interest;

•	Avoid conflicts of interest and to disclose to the Chief Executive Officer of the Company any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;

•	Comply with applicable governmental laws, rules and regulations; and

•	Require prompt internal reporting of breaches of and accountability for adherence to, the Code to the Chief Executive Officer of the Company.

22

The following conflict of interest situations must be disclosed by a Covered Officer to, and pre-approved in writing by, the Chief Executive Officer if material. Examples include service as a director on the board of any public company; any significant ownership interest in or any consulting or employment relationship with any supplier or customer; and selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase and sell.

Each Covered Officer must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators, self-regulating organisations and other governmental officials, as appropriate.

Reporting and Accountability

Each Covered Officer is required to:

•	Upon receipt of the Code, sign and submit an acknowledgement stating that he or she has received, read and understands the Code;

•	Not retaliate against any employee for reports of potential violations that are made in good faith; and

•	Notify the Chief Executive Officer promptly if the Covered Officer observes any irregularities or violations of this Code.

The Company will adhere to the following procedures in investigating and enforcing the Code and in reporting on the Code. The Company’s Chief Executive Officer will take all appropriate action to investigate any potential violations reported to him or her. If the Company’s Chief Executive Officer determines that a violation has occurred, he or she will take the appropriate disciplinary or preventive action as it deems appropriate, after consultation with the Company’s Board of Directors, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

Amendments

Any changes to or waivers of this Code will be disclosed in the Company’s annual report as required by SEC rules.

This Code may be amended only by the Board of Directors at a meeting of such Board duly called for that purpose.

23